EXHIBIT 99.1

PRESS RELEASE

ESCALADE REPORTS THIRD QUARTER 2008 RESULTS

Evansville, IN (October 24, 2008) Escalade, Incorporated (NASDAQ: ESCA) announced that revenue for the third quarter of 2008 dropped 32.8% to $40.8 million, compared to $60.7 million in the prior year. A net loss of $1.4 million, or $0.11 per share, was recorded for the third quarter, compared to net income of $3.1 million, or $0.24 per share in the prior year. For the first nine months of 2008, revenue dropped 20.0% to $115.8 million, compared to $144.7 million in the prior year. A net loss of $2.9 million, or $0.23 per share, was recorded for the first nine months of 2008, compared to net income of $6.7 million, or $0.51 per share in the prior year.

Sporting Goods segment revenue declined 39.8% in the third quarter and 26.2% in the first nine months of 2008 compared to the prior year. Sales to mass retail customers declined 47% for the third quarter. These customers have reduced inventories and consequently bought less of the Company’s products in response to the weakened U.S. economy and lower sell through on game room products. Sales to Sears Holdings were down 71% in the first nine months of 2008 and are expected to decline further in the fourth quarter of 2008. The Company has ceased to supply table tennis and billiard tables to Sears Holdings. Sales to specialty retailers and dealers were down 19.4% in the third quarter and were down 8.5 % in the first nine months of 2008. On a full year basis, the Company expects Sporting Goods revenue for 2008 to be approximately 25% lower in 2008 compared to the prior year.

Office Products segment revenue decreased 7.8% in the third quarter and 5.2% for the first nine months of 2008 when compared to the prior year. Excluding the benefit of foreign currency exchange rates, Office Products revenue declined 8.8% in the third quarter and 9.2% for the first nine months of 2008 when compared to the prior year. Approximately two-thirds of this decline is due to lower sales to U.S. office supply mass retailers which are negatively impacted by the economy. The remainder of the decline is due to the slowing European economy, including Germany, France, and Spain. Year-to-date, sales to the U.S. specialty/machine dealer and government channels were relatively unchanged. Going into the fourth quarter, the backlog of future orders to these customers exceeds the backlog from last year for the same period. On a full year basis, the Company expects Office Products revenue for 2008 to be slightly lower compared to the prior year.

“The entire Company is focused on building innovative, high value brands, while aggressively lowering our cost of operations. Our decision to close the production facility in Evansville and consolidate manufacturing in Mexico will result in substantial savings in 2009,” said Robert J. Keller, President and Chief Executive Officer of Escalade, Inc. “We anticipate that the weak retail market will continue to impact global sales next year. However, we are confident that the measures we are taking to introduce new products, expand retail distribution, and reduce our cost structure will bolster operating results in the future.”

Escalade is a leading manufacturer and marketer of sporting goods and office/graphic arts products sold worldwide. To obtain more information on the Company and its products, visit our website at: www.EscaladeInc.com or contact Terry Frandsen, Vice President and CFO at 812/467-1334.

FORWARD LOOKING STATEMENTS

This report contains forward-looking statements relating to present or future trends or factors that are subject to risks and uncertainties. These risks, include, but are not limited to, the impact of competitive products and pricing, product demand and market acceptance, Escalade’s ability to successfully integrate the operations of acquired assets and businesses, new product development, the continuation and development of key customer and supplier relationships, Escalade’s ability to control costs, general economic conditions, fluctuations in operating results, changes in the securities markets and other risks detailed from time to time in Escalade’s filings with the Securities and Exchange Commission. Escalade’s future financial performance could differ materially from the expectations of management contained herein. Escalade undertakes no obligation to update these forward-looking statements after the date of this report.

ESCALADE, INCORPORATED AND SUBSIDIARIES
CONSOLIDATED CONDENSED STATEMENTS OF INCOME
(Unaudited, In Thousands Except Per Share Amounts)

	Three Months Ended		Nine Months Ended		Twelve Months Ended

	04 October 2008	06 October 2007	04 October 2008	06 October 2007	04 October 2008	06 October 2007

NET SALES	$40,797	$60,687	$115,759	$144,684	$156,651	$188,817

OPERATING EXPENSES
Cost of goods sold	31,576	45,086	85,594	100,997	115,986	134,135
Selling and administrative	9,139	9,789	31,928	32,248	40,799	38,531

OPERATING INCOME	82	5,812	(1,763)	11,439	(134)	16,151

OTHER INCOME (EXPENSE)
Interest expense	(552)	(714)	(1,699)	(2,183)	(2,353)	(2,893)
Other income (expense)	(61)	875	144	1,729	2,406	465

INCOME BEFORE INCOME TAXES	(531)	5,973	(3,318)	10,985	(81)	13,723

PROVISION FOR INCOME TAXES	(834)	(2,842)	401	(4,322)	(244)	(4,469)

NET INCOME	$(1,365)	$3,131	$(2,917)	$6,663	$(325)	$9,254

PER SHARE DATA
Basic earnings per share	$(0.11)	$0.24	$(0.23)	$0.51	$(0.03)	$0.71

Diluted earnings per share	$(0.11)	$0.24	$(0.23)	$0.51	$(0.03)	$0.71

Average shares outstanding	12,616	12,889	12,644	12,938	12,650	12,983

CONSOLIDATED CONDENSED BALANCE SHEET

(Unaudited, In Thousands)

	04 October 2008	06 October 2007	29 December 2007

ASSETS
Current assets	$80,608	$99,195	$70,798
Property, Plant & Equipment – net	24,453	20,206	20,391
Other assets	31,220	32,408	35,024
Goodwill	25,527	25,485	25,803

Total	$161,808	$177,294	$152,016

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities	$72,606	$60,459	$39,356
Other liabilities	5,704	28,919	20,918
Stockholders’ equity	83,498	87,916	91,742

Total	$161,808	$177,294	$152,016